Exhibit 99.2


              CONTINENTAL AND NORTHWEST AIRLINES FORM
               LONG-TERM, STRATEGIC GLOBAL ALLIANCE

   Alliance Creates One Of The World's Premier Airline Networks

Houston, TX, January 26, 1998 - Continental Airlines (NYSE: CAI.A and CAI.B) today announced that it has entered into a strategic global alliance with Northwest Airlines (NASDAQ: NWAC) that will connect the route systems of Continental and Northwest. Under the terms of the alliance, the companies will engage in code-sharing arrangements, frequent flyer program reciprocity, cooperation between Continental and KLM Royal Dutch Airlines (Northwest's trans-Atlantic partner) and other cooperative activities, subject to governmental approval and third-party consents.

"Over the last three years, our people have transformed Continental into one of the world's leading airlines," said Continental Chairman and CEO Gordon Bethune. "In an increasingly competitive industry, we determined that it was crucial to align with a strong partner like Northwest to further our success. By pairing the route networks of our two airlines, we will develop a strong domestic and international system that will compete with the larger rival global alliances.

"This pro-competitive alliance assures the continued success of Continental and Northwest and will create significant long-term value for Continental shareholders. We welcome Northwest as a long-term investor and appreciate its confidence in Continental's ability to deliver value to our shareholders," Mr. Bethune added.

"The management team at Northwest has concluded that a long-term alliance will greatly benefit our airline," said John Dasburg, Northwest's President and Chief Executive Officer. "Recent developments in the airline industry, particularly the concessionary bilateral talks between the U.S. and Japan, have convinced Northwest of the need to increase our scope by means of a long-term alliance. We have the highest respect and admiration for the people of Continental and look forward to a successful and productive relationship."

Continental's and Northwest's highly complementary route networks will give consumers greater flight flexibility and access to more destinations," said Greg Brenneman, Continental's President and Chief Operating Officer. "Working together, we will offer consumers the benefits of increased service options, including streamlined ticketing, check-in and luggage handling, better connections and increased frequent flyer benefits."

There will be no reduction of workforce or relocations as a result of this agreement. The companies expect more jobs will be created because of the economic benefits and growth potential resulting from the alliance. The economic benefits of the alliance arise primarily from increased


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revenue through new city pairs and connection opportunities, not from cost cutting. No hubs will be eliminated.

The alliance is expected to generate in excess of $500 million per year of pre-tax income by the third year of implementation. Continental expects to receive approximately 45 percent of the benefits of the alliance. A significant portion of the benefits to Continental should be achieved even without approval by Northwest's pilots of certain code-share provisions of the alliance.

As part of the alliance agreement between Continental and Northwest, Northwest will acquire the interest of Air Partners, L.P. and certain affiliates in Continental. Air Partners owns 5,263,188 shares of Continental's Class A common stock and warrants to purchase 3,039,268 shares of Class A common stock, which represent approximately 14 percent of Continental's common stock equity and approximately 51 percent of its outstanding voting power. The Class A stock will be placed in a voting trust and neutrally voted, as part of a corporate governance agreement designed to guarantee the independence of the Continental Board and management. Continental's Board of Directors will expand to allow the appointment of one director designated by Northwest. There are no plans to merge the two carriers.

Northwest's acquisition of the Air Partners interest in Continental is subject to review by the U.S. Department of Justice and Department of Transportation. Continental and Northwest expect the alliance to go into effect later in 1998. Certain aspects of the alliance will require approval of Northwest's pilots. Northwest is the fourth largest airline in the U.S. and operates 1,700 flights per day to more than 160 cities in 23 countries around the world. Northwest's hubs are Minneapolis/St. Paul, Detroit, Memphis and Tokyo.

Continental is the fifth largest airline in the U.S., offering 2,084 departures daily to 125 domestic and 67 international destinations. Operating major hubs in Newark, Houston, Cleveland and Guam, Continental is strategically positioned for transcontinental travel, and offers extensive services to Latin America and Europe via its Houston and Newark gateways.

    CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1955. These forward-looking statements involve risks and uncertainties and actual results could differ materially as more fully set forth in the Form 8-K being filed today with the Securities and Exchange Commission.


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